EXHIBIT 99.1

Garrison Capital Inc. Announces Pricing of Collateralized Loan Obligation Refinance

NEW YORK, Sept. 21, 2018 (GLOBE NEWSWIRE)-- Garrison Capital Inc., a business development company (the “Company”) (NASDAQ: GARS), today announced that its wholly-owned subsidiary, Garrison Funding 2016-2 Ltd. (to be renamed Garrison Funding 2018-2 Ltd. at or before closing), has priced a $420.00 million term debt securitization with an expected closing date on or about October 18, 2018.

The notes offered in the collateralized loan obligation (the “Notes”) are structured as follows:

Garrison Funding 2018-2 Ltd.
Class	Type	Commitment Amount ($) (MM)	Expected Rating (S&P / DBRS)**	Spread Over 3-Month Libor	Issue Price
A-1R	Revolver*	$50.00	AAA (sf)	1.58%	100.00%
A-1T	Term*	170.40	AAA (sf)	1.58%	100.00%
A-2	Term	55.10	AA (sf)	2.45%	100.00%
B***	Term	36.50	A (sf)	3.17%	99.50%

* Class A-1R Notes and Class A-1T Notes will rank pari passu and $25 million of the Class A-1R Notes will convert to Term Notes nine months following the closing date
** DBRS issued ratings for Class A-1R Notes and Class A-1T Notes only
***Retained by the Company

The reinvestment period for the Notes will end in October 2022, with a scheduled maturity in October 2030. $108.00 million of subordinated notes and equity and $36.50 million of the Class B Notes will be indirectly retained by the Company.

The proceeds of the private placement of the Notes, net of expenses, will be used to refinance the Company’s existing collateralized loan obligation and will increase leverage from $192.00 million to $275.50 million ($312.00 million with a sale of the $36.50 million of the retained Class B Notes) while reducing the Company’s overall cost of funds. The Company’s leverage ratio will increase as the facility becomes fully invested to a target leverage ratio of 1.75x, without giving effect to the Company’s outstanding debt within its Small Business Investment Company subsidiary. Brian Chase, the Company’s Chief Financial Officer, said, “We are very pleased to announce that we have priced the refinancing and upsizing of our CLO. Natixis, our long-standing financing partner, structured and placed the debt for the transaction. This new facility will recapitalize our balance sheet closer to our new targeted leverage level of 1.75 to 1.00 debt to equity and at a significantly cheaper cost. We expect this transaction to be very accretive to the Company’s shareholders as we deploy this liquidity into attractive senior loans over the coming months.”

The securities offered as part of the collateralized loan obligation have not been and will not be registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state “blue sky” laws and may not be offered or sold in the United States absent registration under Section 5 of the Securities Act or an applicable exemption from such registration requirements.

ABOUT GARRISON CAPITAL INC.

Garrison Capital Inc. is a business development company that primarily invests in loans to U.S. based middle-market companies. The Company’s investment activities are managed by its investment adviser, Garrison Capital Advisers LLC, an affiliate of Garrison Investment Group LP (“Garrison Investment Group”). For more information, go to http://www.garrisoncapitalbdc.com.

ABOUT GARRISON INVESTMENT GROUP

Garrison Investment Group is an alternative investment and asset management firm founded in March 2007. Garrison Investment Group invests opportunistically in the debt of middle-market companies, primarily in the areas of corporate finance, real estate finance and structured finance. For more information, go to http://www.garrisoninv.com.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those expressed or implied in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Source: Garrison Capital Inc.

Garrison Capital Inc.
Brian Chase, 212-372-9590
www.garrisoncapitalbdc.com